EXHIBIT 99.1

[LOGO OF PERICOM SEMICONDUCTOR CORPORATION]

Contact:
Pericom Semiconductor Corporation	2380 Bering Drive	Tel:	(408) 435-0800
Patrick B. Brennan, VP Investor Relations	San Jose, CA 95131	Fax:	(408) 435-1100
www.pericom.com

FOR IMMEDIATE RELEASE

PERICOM SEMICONDUCTOR REPORTS FISCAL THIRD QUARTER RESULTS

San Jose, CA—April 22, 2003—Pericom Semiconductor Corporation [Nasdaq National Market: PSEM] today announced results for its fiscal third quarter ended March 31, 2003.

Under generally accepted accounting principles (GAAP), net revenues for the third quarter were $11,492,000, up 3% sequentially from $11,132,000 in the previous quarter and down 8% from $12,546,000 in the comparable period last year. Net loss for the quarter was $632,000, or ($0.02) per share, compared to a net loss of $2,403,000, or ($0.09) per share, in the previous quarter and versus a net loss of $1,260,000, or ($0.05) per share, in the comparable period a year ago. For the nine months ended March 31, 2003 net revenues were $33,452,000, down 3% from $34,622,000 in the previous year’s comparable period. For the nine months ended March 31, 2003, net loss was $3,956,000 or ($0.15) per share as compared with a net loss of $4,573,000 or ($0.18) per share in the same period last year.

Pericom management believes pro forma financial information is useful to investors because it illuminates the underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. The following results reflect certain pro forma adjustments for the previous sequential quarter and the comparable quarter last year and the nine-month periods of both years. There were no pro forma adjustments for the March 2003 quarter. The amount and nature of these pro forma items are explained in the reconciliation of pro forma and GAAP financial results that appears in the financial statements portion of this release.

On a pro forma basis, net revenues for the third quarter were $11,492,000, up 3% sequentially from $11,132,000 in the previous quarter and down 8% from $12,546,000 in the comparable period last year. Pro forma net loss for the third quarter was $632,000 or ($0.02) per share compared to a pro forma net loss of $815,000, or ($0.03) per share, in the previous quarter and a pro forma net loss of $115,000, or ($0.00) per share, in the comparable period last year. For the nine months ended March 31, 2003 pro forma net revenues of $33,452,000 are down 12% from pro forma net revenues of $37,840,000 for the comparable period last year. Pro forma net loss for the nine months ended March

NEWS RELEASE, April 22, 2003

31, 2003 was $2,368,000, or ($0.09) per share, as compared with pro forma net loss of $355,000, or ($0.01) per share, for the nine months ended March 31, 2002.

Alex Hui, President and Chief Executive Officer of Pericom said, “We are pleased to report that we met all of our guidance for our fiscal third quarter in a very challenging environment. A high level of turns bookings in the quarter enabled us to slightly exceed the top end of our revenue guidance. We continue to execute our strategy of maintaining a high level of investments in product and technology development as well as maintaining breakeven operating cash flow, excluding strategic investments. We believe that our investments in developing higher-margin products that serve high growth end markets will drive revenue and earnings improvements when end markets recover.

We are also continuing tight fiscal management of the company to preserve our strong balance sheet of over $151 million in cash, cash equivalents, and short-term investments, no debt and working capital of $162 million. We believe the combined strategy of aggressive product development, key strategic investments when the opportunity arises, and tight fiscal controls will keep Pericom well positioned to benefit as end markets recover.”

NEW PRODUCT INTRODUCTIONS

•	The company introduced 17 new products during the quarter expanding its capabilities to penetrate key market segments like Servers, Notebooks, Networking, and Communication markets. We have introduced 67 new products this fiscal year.

•	During the quarter we introduced our Gigabit Ethernet LAN Switch. Industry leaders are already designing this device into Notebook platforms. It will also help position us for future application specific products.

•	Expanded our portfolio of PCI Bridge products and support products by introducing the 33MHz version of the Intel compatible PI7C8154NA. The main targets for our PCI Bridge products include Storage Area Networks, Routers, Switches, and Security Surveillance systems.

•	Complemented our LVDS family with 3 new devices bringing the total to 57 products for Laser Printer and Telecom applications.

•	Rounded out our interface logic product line with 5 new devices in our LVTC and SOTiny product portfolios. These devices are used in Telecom, Networking, Computers, and high-end Consumer products.

•	Demonstrated leadership in the Registered Memory Module business with 3 new devices to support DDR333 & DDR400 used in the Server market segment.

•	Brought to market 4 new clock products targeted at key suppliers of Networking, Telecommunications, and the Registered DIMM products.

NEWS RELEASE, April 22, 2003

JUNE 2003 QUARTER OUTLOOK

•	We project revenue will be flat to plus 3% from the quarter just ended.

•	Gross margin should be approximately 30% but continues to be highly dependent on the mix of turns business.

•	Operating expenses are expected to increase slightly.

•	Other income will be approximately $1.0 million.

•	Our tax rate is expected to be 39%, subject to adjustment for revisions of estimates that are subjective in nature.

Pericom will adhere to Regulation Fair Disclosure. The company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses, other income/expense as well as the tax rate each quarter in our earnings releases and in our conference calls. We will not provide further guidance or updates during the quarter unless we do so via a press release.

NOTE: Our Third Quarter Results telephone conference call will begin at 1:45 p.m. PDT today. The conference call may be accessed by calling (800) 949-8963 and referencing conference number 1152890. A replay of the Third Quarter Results conference call will be available for 7 days commencing from 4:00 PM PDT today. The replay telephone number is (800) 642-1687 (domestic) or (706) 645-9291 (international) and the access code is 1152890. Please note also that the conference call will be simultaneously Webcast live at: www.pericom.com/investors and at www.firstcallevents.com/service/ajwz377370270gf12.html followed by on-demand Webcasts beginning at 4:00 p.m. Pacific Daylight Time today through May 22, 2003 on either site (Webcasts require Windows MediaPlayer).

Pericom Semiconductor Corporation (NASDAQ: PSEM) designs, develops, and markets high-performance interface integrated circuits (ICs) for the transfer, routing, and timing of high-speed digital and analog signals within and between computer, networking, and multimedia systems. The company’s high-performance interface ICs are essential for the full utilization of the speed and bandwidth built into today’s advanced microprocessors, memory ICs, LANs, and WANs. The company offers more than 700 products in its SiliconInterface Logic, SiliconSwitch, SiliconClock, and SiliconConnect families, providing customers a wide array of interface IC solutions. Company headquarters are located in San Jose, California, and its products are distributed worldwide. Visit www.pericom.com/partners for a full list of Pericom’s partners. Email:solutions@pericom.com. Website: http://www.pericom.com.

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the caption ‘June 2003 Quarter Outlook’ and statements regarding the Company’s future growth, revenue and earnings improvement, our making of strategic investments and the expectation of future benefit from them, our development of higher margin products, our maintaining of our balance sheet and our

NEWS RELEASE, April 22, 2003

being well positioned to benefit when end markets recover. The company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including continued softness in demand for our products, a continuation of price erosion for certain of our products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. Although Pericom believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2002, our quarterly filings of Form 10-Q for the quarters ended September 30, 2002 and December 31, 2002 and, in particular, the risk factors sections of those filings.

- See Attached Tables -

NEWS RELEASE, April 22, 2003

Consolidated Statements of Operations—GAAP

(In thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002	March 31, 2003	March 31, 2002
Net revenues	$11,492	$11,132	$12,546	$33,452	$34,622
Cost of revenues	8,028	7,852	7,926	23,440	25,577

Gross profit	3,464	3,280	4,620	10,012	9,045
Operating expenses:
Research and development	2,758	2,800	2,966	8,476	8,705
Selling, general and administrative	2,673	2,799	2,701	8,630	8,829
Restructuring charge	0	1,431	0	1,431	0

Total	5,431	7,030	5,667	18,537	17,534
Loss from operations	(1,967)	(3,750)	(1,047)	(8,525)	(8,489)
Other income, net	1,023	1,005	868	3,181	3,133
Write down of nonmarketable investment	(1)	(1,089)	(1,790)	(1,142)	(1,790)

Loss before income taxes	(945)	(3,834)	(1,969)	(6,486)	(7,146)
Income tax benefit	(313)	(1,431)	(709)	(2,530)	(2,573)

Net loss	$(632)	$(2,403)	$(1,260)	$(3,956)	$(4,573)

Basic and diluted loss per share	$(0.02)	$(0.09)	$(0.05)	$(0.15)	$(0.18)

Shares used in computing basic and diluted loss per share	25,717	25,730	25,394	25,726	25,275

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NEWS RELEASE, April 22, 2003

Consolidated Statements of Operations—Pro Forma

(In thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002	March 31, 2003	March 31, 2002
Net revenues	$11,492	$11,132	$12,546	$33,452	$37,840
Cost of revenues	8,028	7,793	7,926	23,381	24,479

Gross profit	3,464	3,339	4,620	10,071	13,361
Operating expenses:
Research and development	2,758	2,800	2,966	8,476	8,500
Selling, general and administrative	2,673	2,732	2,701	8,563	8,548

Total	5,431	5,532	5,667	17,039	17,048
Loss from operations	(1,967)	(2,193)	(1,047)	(6,968)	(3,687)
Other income, net	1,023	1,005	868	3,181	3,132
Write down of nonmarketable investment	(1)	0	0	(53)	0

Loss before income taxes	(945)	(1,188)	(179)	(3,840)	(555)
Income tax benefit	(313)	(373)	(64)	(1,472)	(200)

Net loss	$(632)	$(815)	$(115)	$(2,368)	$(355)

Basic and diluted loss per share	$(0.02)	$(0.03)	$(0.00)	$(0.09)	$(0.01)

Shares used in computing basic and diluted loss per share	25,717	25,730	25,392	25,726	25,275

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NEWS RELEASE, April 22, 2003

Reconciliation of Net Loss In Accordance With GAAP to Pro Forma Net Loss

(In thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2003	December 31, 2002	March 31, 2002	March 31, 2003	March 31, 2002
Net loss in accordance with GAAP	$(632)	$(2,403)	$(1,260)	$(3,956)	$(4,573)
Workforce reduction (Note 1)		126		126	334
Restructuring charge (Note 2)		1,431		1,431
Investment write off (Note 3)		1,089		1,089
Unusual charges to revenue (Note 4)					3,218
Inventory reserves (Note 5)					1,050
Legal costs (Note 6)					200
Investment write off (Note 7)			1,790		1,790
Income tax benefit (Note 8)		(1,058)	(645)	(1,058)	(2,374)

Net loss on a Pro Forma basis	$(632)	$(815)	$(115)	$(2,368)	$(355)

Notes to pro forma adjustments:

Note 1: In October 2001 and November 2002 we reduced our total workforce by approximately 10% in each month.

Note 2: In December 2002 we recorded a non-recurring charge related to an unused leased facility.

Note 3: In December 2002 we wrote off in its entirety an investment in another company that was deemed to be impaired.

Note 4: In December 2001 we recorded unusual charges against revenue to address inventory and pricing issues in our distribution channel that were due to the significant drop-off in business activity.

Note 5: In December 2001 we recorded additional inventory write downs due to the prolonged decline in end-market demand and inventory corrections in our sales channels.

Note 6: In the quarter ended December 31, 2001 we settled a patent infringement suit filed by a competitor.

Note 7: In the quarter ended March 31, 2002 we wrote off a loan and accrued interest receivable deemed to be impaired.

Note 8: Reduction of the tax benefit relating to the pro forma adjustments above.

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NEWS RELEASE, April 22, 2003

Pericom Semiconductor Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	As of March 31, 2002	As of June 30, 2002 *
	(unaudited)
Assets
Current Assets:
Cash, cash equivalents, and short-term investments	$151,533	$155,812
Accounts receivable	4,606	5,852
Inventories	10,133	9,339
Prepaid expenses and other current assets	1,715	1,298
Deferred income taxes	1,839	2,600

Total current assets	169,826	174,901
Property and equipment, net	6,558	8,608
Investment in and advances to joint venture	6,406	7,245
Other assets	8,634	2,991

Total assets	$191,424	$193,745

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,526	$4,544
Accrued liabilities	3,422	2,840

Total current liabilities	7,948	7,384
Deferred income taxes	639	639
Other long term liabilities	784	0

Total liabilities	9,371	8,023
Shareholders’ equity:
Common stock	138,748	139,345
Retained earnings and other	43,305	46,377

Total shareholders’ equity	182,053	185,722

Total liabilities and shareholders’ equity	$191,424	$193,745

* Derived from the June 30, 2002 audited consolidated financial statements

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